Exhibit 99.1

                          JACOBS FINANCIAL GROUP, INC.
                          300 Summers Street, Suite 970
                              Charleston, WV 25301
                             Telephone 304-343-8171


                                 March 31, 2006


Dear Preferred Stock Investor:

It is the end of the first quarter following your purchase of Preferred Stock of Jacobs Financial Group and our acquisition of West Virginia Fire and Casualty Company (now First Surety Corporation). I am writing now to alert you to our decision to allow the dividend to which you are entitled to accrue, deferring payment until Jacobs Financial Group is generating sufficient cash flow from operations to service the obligation without resorting to borrowing.

Given our current efforts to build our business to a size that will put the corporation on a firm financial footing, the Board of Directors will closely review the results of operation at the end of each quarter to determine whether current and accrued dividends should be paid. The insurance company is a regulated business, and it is critical that we maintain sufficient cash for internal operations and to preserve our capital base before we provide the cash return to which you are entitled. Of course, as the preferred dividends accrue they remain an obligation of the corporation with priority in relation to our common stock and any other junior securities that may later be issued.

Through the extraordinary efforts of our employees, the business is growing as we expected. The Company began surety operations in February, 2006, and has already written or has in process applications for over $9.5 million in surety bonds. The number of applications pending and inquiries received only confirms our belief that First Surety is positioning itself very well in the coal reclamation market.

In summary, consistent with our business plan that was submitted to and approved by the insurance regulatory authorities in West Virginia, our approach continues to be a conservative one that builds our business and capital base for the long-term benefit of the corporation and growth in shareholder value. We appreciate your continuing support as we work to build and preserve the value of your investment.

                                                     Sincerely,


                                                     /s/John M. Jacobs


                                                     John M. Jacobs
                                                     President